EXHIBIT 99.1

Travelzoo Inc. 590 Madison Avenue, 21st Floor New York, NY 10022 Phone (212)521-4200 Fax (212)521-4230

Media Contact: Kelly Ford (212)521-4216 direct kford@travelzoo-inc.com

Travelzoo Reports Second Quarter 2004 Results

NEW YORK, July 13, 2004 — Travelzoo Inc. (NASDAQ: TZOO) today reported record revenues and record profit for the second quarter ended June 30, 2004. Earnings per share were $0.08 per basic and diluted share, up 167% from $0.03 in the same period last year.

      Second Quarter 2004 Financial Highlights:

  Revenues increased 68% from same period last year
  Net profit increased 124% from same period last year
  Pre-tax profit margin of 31.6%

        Travelzoo reported revenues of approximately $7.2 million for the second quarter ended June 30, 2004, an increase of 68% over revenues of approximately $4.3 million for the same period last year, and a quarterly sequential increase of 11% over revenues of approximately $6.5 million for the quarter ended March 31, 2004.

        The Company reported a net income of approximately $1.3 million for the second quarter of 2004 compared to a net income of approximately $0.6 million for the same period in 2003.

        Income before income taxes for the second quarter ended June 30, 2004 was approximately $2.3 million or 31.6% of revenues, compared to approximately $1.0 million, or 23.7% of revenues, for the same period last year.

        For the first six months of 2004, revenues were approximately $13.7 million compared to approximately $8.0 million for the same period last year, a 71% increase. Diluted earnings per share for the first half of 2004 was $0.12 compared to $0.05 in the first half of 2003.

        “Travelzoo’s second quarter results represent another record quarter for the Company,” said Ralph Bartel, chairman and chief executive officer, Travelzoo Inc. “I am proud of Travelzoo’s unwavering focus on executing and managing against our priorities in order to deliver strong top-line, net income and free cash flow growth.”

About Travelzoo
        Travelzoo Inc. is a leading online travel media company. Travelzoo’s publications include the Travelzoo® website (www.travelzoo.com), the Top 20® and Weekend.com® e-mail newsletters, and Newsflash™. With over 7 million subscribers, Travelzoo lists sales and specials from more than 300 advertisers, including Alamo Rent A Car, American Airlines, Carnival Cruise Lines, Europe Express, Fairmont Hotels & Resorts, Hertz, JetBlue Airways, Kimpton Hotels, Liberty Travel, Lufthansa, Mark Travel, Marriott, Omni Hotels, Orbitz, Pleasant Holidays, Royal Caribbean Cruises, Spirit Airlines, Starwood Hotels & Resorts Worldwide, SunTrips, The Venetian, Travelocity, United Airlines, US Airways, Virgin Atlantic Airways and Wyndham Hotels & Resorts.

Certain statements contained in this press release that are not historical facts may be forward looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934. These forward looking statements may include, but are not limited to, statements about our plans, objectives, expectations, prospects and intentions, markets in which we participate and other statements contained in this press release that are not historical facts. When used in this press release, the words “expect,” “predict,” “project,” “anticipate,” “believe,” “estimate,” “intend,” “plan,” “seek” and similar expressions are generally intended to identify forward looking statements. Because these forward looking statements involve risks and uncertainties, there are important factors that could cause actual results to differ materially from those expressed or implied by these forward looking statements, including changes in our plans, objectives, expectations, prospects and intentions and other factors discussed in our filings with the SEC. We cannot guarantee any future levels of activity, performance or achievements. Travelzoo undertakes no obligation to update forward-looking statements to reflect events or circumstances occurring after the date of this press release.

Travelzoo, Top 20, and Weekend.com are registered trademarks of Travelzoo Inc. All other company and product names mentioned are trademarks of their respective owners.

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Travelzoo Inc.
Condensed Consolidated Statements of Operations
(unaudited, in thousands, except per share amounts)

	Three months ended June 30,		Six months ended June 30,
	2004	2003	2004	2003

Revenues	$ 7,201	$ 4,291	$ 13,663	$ 8,005
Cost of Revenues	166	81	345	164

Gross Profit	7,035	4,210	13,318	7,841
Operating Expenses:
Sales and Marketing	3,666	2,295	7,124	4,218
General and Administrative	1,101	903	2,216	1,960

Total Operating Expenses	4,767	3,198	9,340	6,178

Income from Operations	2,268	1,012	3,978	1,663
Interest Income	6	3	12	5

Income before Income Taxes	2,274	1,015	3,990	1,668

Income Taxes	940	419	1,647	687

Net Income	$ 1,334	$ 596	$ 2,343	$ 981

Basic Net Income per Share	$ 0.08	$ 0.03	$ 0.13	$ 0.05
Diluted Net Income per Share	0.08	0.03	0.12	0.05

Shares Used in Computing
Basic Net Income per Share	16,479	19,425	17,952	19,425
Shares Used in Computing Diluted Net Income per Share	17,763	20,499	19,205	20,502

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Travelzoo Inc.
Condensed Consolidated Balance Sheets
(unaudited, in thousands)

	June 30, 2004	December 31, 2003

ASSETS
Cash	$ 5,193	$ 3,522
Accounts Receivable, net	3,258	2,370
Deposits	11	97
Other Current Assets	123	132
Deferred Income Taxes	979	225

Total Current Assets	9,564	6,346

Deposits	142	42
Deferred Income Taxes	27	27
Property and Equipment, net	141	164
Intangible Assets, net	117	147

Total Assets	$ 9,991	$ 6,726

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts Payable	501	224
Accrued Expenses	1,843	1,328
Deferred Revenue	190	22
Income Tax Payable	–	1,311

Total Liabilities	2,534	2,885

Common Stock	154	194
Additional paid-in capital	1,197	(116)
Retained Earnings	6,106	3,763

Total Stockholders' Equity	7,457	3,841

Total Liabilities and Stockholders' Equity	$ 9,991	$ 6,726

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